Exhibit 99.1

Pacific Biosciences of California, Inc. Announces

Second Quarter 2013 Financial Results

Menlo Park, Calif. – August 1, 2013 – Pacific Biosciences of California, Inc. (NASDAQ: PACB) today announced financial results for the second quarter ended June 30, 2013.

Revenue for the second quarter of 2013 totaled $6.0 million, compared to $5.6 million for the first quarter of 2013. Revenue reflected the installation of three PacBio RS II systems, compared to three systems in the first quarter of 2013, SMRT® Cell and reagent consumables and instrument service contracts. Net loss for the quarter was $20.5 million, compared to $21.1 million during the first quarter of 2013.

Gross profit for the second quarter of 2013 was $1.1 million, resulting in a gross margin of 18%, compared to gross profit of $0.9 million and a resulting gross margin of 17% for the first quarter of 2013.

Operating expenses totaled $21.1 million for the second quarter of 2013, compared to $21.5 million for the first quarter of 2013. Operating expenses in the second quarter of 2013 included $2.3 million of non-cash stock-based compensation compared to $2.6 million in non-cash stock-based compensation in the first quarter of 2013.

Cash and investments at June 30, 2013 totaled $107.0 million compared to $112.3 million at March 31, 2013. The decrease in cash and investments during the period reflects cash use of $16.6 million partially offset by $11.3 million of cash received from the sale of stock.

The Company added seven PacBio RS II instrument bookings during the quarter and ended the quarter with 10 instruments in backlog.

Quarterly Conference Call Information

Management will host a quarterly conference call to discuss its second quarter 2013 results today at 4:30pm Eastern Time / 1:30pm Pacific Time. Investors may listen to the call by dialing 1.888.366.7247, or if outside the U.S., by dialing +1.707.287.9330. The call will be webcast live and will be available for replay at Pacific Biosciences’ website at http://investor.pacificbiosciences.com/.

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ: PACB) offers the PacBio® RS II Sequencing System to help scientists solve genetically complex problems. Based on its novel Single Molecule, Real-Time (SMRT® ) Sequencing technology, the company’s products enable: targeted sequencing to more comprehensively characterize genetic variations; de novo genome assembly to more fully identify, annotate and decipher genomic structures; and DNA base modification identification to help characterize epigenetic regulation and DNA damage. By providing access to information that was previously inaccessible, Pacific Biosciences enables scientists to increase their understanding of biological systems.

Forward-Looking Statements

This press release contains forward-looking statements relating to the Company’s operations and operating results, including statements relating to the Company’s backlog and future revenue implied by such backlog. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and that could materially affect actual results. Factors that could materially affect actual results can be found in the Company’s filings with the Securities and Exchange Commission, including the most recently filed Quarterly Report on Form 10-Q, and include those listed under the caption “Risk Factors.” The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Contact:

Trevin Rard

650.521.8450

ir@pacificbiosciences.com

Pacific Biosciences of California, Inc.

Unaudited Consolidated Statement of Operations and Comprehensive Loss

(amounts in thousands, except per share amounts)

	Quarters Ended
	June 30,	March 31,	June 30,
	2013	2013	2012
Revenue:
Product revenue	$4,601	$3,833	$5,827
Service and other revenue	1,447	1,475	1,284
Grant revenue	—	270	180

Total revenue	6,048	5,578	7,291

Cost of revenue:
Cost of product revenue	3,322	3,200	5,382
Cost of service and other revenue	1,667	1,448	1,634

Total cost of revenue	4,989	4,648	7,016

Gross profit (loss)	1,059	930	275

Operating expense:
Research and development	11,682	11,983	11,272
Sales, general and administrative	9,374	9,554	11,558

Total operating expense	21,056	21,537	22,830

Operating loss	(19,997)	(20,607)	(22,555)
Interest Expense	(673)	(426)	(69)
Other income (expense), net	199	(71)	137

Net loss	$(20,471)	$(21,104)	$(22,487)

Basic and diluted net loss per share	$(0.33)	$(0.37)	$(0.40)

Shares used in computing basic and diluted net loss per share	61,922	57,372	55,658

Comprehensive loss	$(20,484)	$(21,123)	$(22,547)

Pacific Biosciences of California, Inc.

Unaudited Consolidated Statement of Operations and Comprehensive Income

(amounts in thousands, except per share amounts)

	Year to Date
	June 30,	June 30,
	2013	2012
Revenue:
Product revenue	$8,434	$14,542
Service and other revenue	2,922	2,337
Grant revenue	270	450

Total revenue	11,626	17,329

Cost of revenue:
Cost of product revenue	6,522	13,989
Cost of service and other revenue	3,115	3,217

Total cost of revenue	9,637	17,206

Gross profit	1,989	123

Operating expense:
Research and development	23,665	23,345
Sales, general and administrative	18,928	26,843

Total operating expense	42,593	50,188

Operating loss	(40,604)	(50,065)
Interest expense	(1,098)	(139)
Other income (expense), net	127	137

Net loss	$(41,575)	$(50,067)

Basic and diluted net loss per share	$(0.70)	$(0.90)

Shares used in computing basic and diluted net loss per share	59,660	55,433

Comprehensive loss	$(41,607)	$(50,049)

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Balance Sheets

(amounts in thousands)

	June 30,	March 31,	December 31,
	2013	2013	2012 (1)
	(unaudited)	(unaudited)
Assets
Cash and investments	$106,968	$112,305	$100,580
Accounts receivable	4,104	2,009	2,822
Inventory	10,283	10,597	9,592
Prepaid and other current assets	759	1,570	2,006

Total current assets	122,114	126,481	115,000
Property and equipment	11,655	12,779	14,329
Other assets	508	514	354

Total Assets	$134,277	$139,774	$129,683

Liabilities and Stockholders’ Equity
Accounts payable	$2,605	$3,011	$2,988
Deferred revenue	3,347	2,961	3,378
Accrued and other current liabilities	9,141	7,607	8,377

Total current liabilities	15,093	13,579	14,743
Facility financing and other non-current liabilities	4,885	5,254	5,558
Financing derivative	894	999	—
Notes Payable	13,007	12,851	—
Stockholders’ equity	100,398	107,091	109,382

Total Liabilities and Stockholders’ Equity	$134,277	$139,774	$129,683

Note 1:	The condensed consolidated balance sheet at December 31, 2012 has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.